Exhibit 10.19

AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AMENDMENT OF EMPLOYMENT AGREEMENT (“Amendment”) is entered into by and between WHX Corporation, a Delaware corporation (“Company”), and Peter T. Gelfman (“Executive”), effective as of January 1, 2009.

Background

A.           The Company and the Executive previously entered into an Employment Agreement, dated as of April 7, 2008 (“Agreement”).

B.           The Company and the Executive wish to amend the Agreement, effective as of January 1, 2009, to comply with the final regulations under Code Section 409A.

In consideration of the premises, the parties hereby agree to amend the Agreement as follows, effective January 1, 2009.

Amendment

1.           Subsection 2(c) of the Agreement, regarding the Executive’s annual bonus, shall be amended by inserting the following sentence to the end thereof:

“Payment of any annual bonus under this Agreement shall be made at the same time that other senior-level executives receive their annual incentive compensation awards in the calendar year following the year earned in accordance with the terms of the applicable bonus plan The Company intends that the bonus will be paid between January 1st and March 15th of the year following the year that the bonus is earned, but in no event will it be paid later than December 31st of the year following the year that the bonus is earned.”

2.           Section 6(a) of the Agreement, regarding termination by the Executive, shall be amended to read as follows:

“6.           Termination of Agreement by the Executive.

(a)           This Agreement may be terminated by the Executive by providing written notice to the Company within sixty (60) days following a Material Diminution (as defined below) of the Executive’s position, duties, responsibilities or base salary compensation with the company or the relocation of the Company’s headquarters to a location more than 50 miles from White Plains, New York (a “Material Diminution or Relocation Termination Election”). In the case of a Material Diminution or Relocation Termination Election by the Executive, the Company shall have thirty (30) days following its receipt of written notice of termination from the Executive to cure such Material Diminution or Relocation. In the case of a Material Diminution or Relocation Termination Election, if the Company does not cure such Material Diminution or Relocation within the thirty (30) days following its receipt of such Material Diminution or Relocation Termination Election from the Executive, pursuant to this Section, termination of Executive’s employment shall be effective at the end of such thirty (30) day period.

“Material Diminution” shall only mean a situation in which (i) the Executive is no longer employed as the President and Chief Executive Officer of the Company or is not employed or offered employment in substantially equivalent positions of substantially equivalent companies, regardless of what, if any, additional positions Executive may from time to time hold or not hold with the Company Group, or (ii) the Executive suffers a material diminution of the duties or responsibilities commensurate with the position of President and Chief Executive Officer of the Company, or (iii) the Executive suffers a material reduction of the Executive’s base salary compensation below the amount set forth herein.”

3.           The following sentence shall be added after the second sentence of Section 15 of the Agreement:

“With respect to the payments to which the Participant would have been entitled had he survived, such payments shall be paid to the Participant’s estate pursuant to the same schedule that the Participant would have received them had he survived, with the initial payment to be made as soon as administratively practicable after the estate is opened, such payments to include all missed periodic payments, without interest thereon.”

4.           Section 7(d) of the Agreement shall be deleted in its entirety.

5.           A new Section 26 is added to the Agreement, to read as follows:

“26. Code Section 409A

(a)           The parties hereto intend that all benefits and payments to be made to the Executive hereunder will be provided or paid to him in compliance with all applicable provisions, or an exemption or exception from the applicable provisions of, section 409A of the Internal Revenue Code of 1986 as amended (“Code”) and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Agreement shall be construed and administered in accordance with such intent. The parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, the section 409A of the Code in connection with, the benefits and payments to be provided or paid to the Executive hereunder. Any such modification shall maintain the original intent and benefit to the Company and the Executive of the applicable provision of this Agreement, to the maximum extent possible without violating section 409A of the Code.

(b)           All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under section 409A of the Code. For purposes of section 409A of the Code, the right to receive a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Further, for purposes of the limitations on nonqualified deferred compensation under section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of a payment.

(c)           Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “separation pay exception,” to the maximum extent applicable. Any payments hereunder that qualify for the “short-term deferral” exception or another exception under section 409A of the Code shall be paid under the applicable exception.

(d)           Notwithstanding the foregoing or anything to the contrary contained in any other provision of this Agreement, if the Executive is a “specified employee” at the time of his “separation from service” within the meaning of section 409A of the Code, then, to the extent required by section 409A, any payment hereunder designated as being subject to this Section shall not be made until the first business day after the expiration of six (6) months from the date of his separation from service. On such date, there shall be paid to the Executive in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence. Notwithstanding the foregoing, if the Executive dies within such six (6) months period, then there shall be paid to the estate of Executive within ninety (90) days of Executive’s death, an amount equal to the aggregate amount of the payments delayed pursuant to the second preceding sentence.

The term “specified employee” shall mean any individual who, at any time during the twelve (12) month period ending on the identification date (as determined by the Company or its delegate), is a specified employee under section 409A of the Code, as determined by the Company (or its delegate). The determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Company (or its delegate) in accordance with the provisions of sections 416(i) (without respect to paragraph (5) thereof) and 409A of the Code.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, to the extent that the recovery of expenses under Section 24 hereof is not excludible from gross income under Coder Section 162 as a business expense incurred in connection with the performance of service as an employee (ignoring applicable limitation based upon adjusted gross income) but cannot be paid within the limited period of time set forth in Treasury Registration Section 1.409A-1(b)(9)(v)(E) because the prevailing party has not then been determined, the recovery shall be paid by March 15th of the year following the year that the prevailing party has been determined. In the event that multiple issues are presented, the prevailing party shall be the party that has substantially prevailed with respect to the most significant issue or set of issues presented.”

6.           In all other respects the Agreement shall be and remain unchanged.

The Company, by its duly authorized officer, and the Executive have executed this Amendment, effective as of January 1, 2009.

EXECUTIVE

/s/ Peter T. Gelfman 12/15/08
Peter T. Gelfman

WHX CORPORATION

By:	/s/ James F. McCabe 12/15/08
	Name:	James F. McCabe
	Title:	SVP/CFO